Exhibit 99.1

Apollo Investment Corporation

Announces June 30, 2009 Quarterly Financial Results

and Increases Quarterly Dividend to $0.28 Per Share

NEW YORK—August 6, 2009—Apollo Investment Corporation (NASDAQ-GS: AINV) today announces financial results for its fiscal quarter ended June 30, 2009. Additionally, Apollo Investment Corporation announces that its Board of Directors has declared its second fiscal quarter 2010 dividend of $0.28 per share, payable on October 1, 2009 to stockholders of record as of September 17, 2009. The dividend will be paid from taxable earnings whose specific tax characteristics will be reported to stockholders on Form 1099 after the end of the calendar year.

HIGHLIGHTS:

At June 30, 2009:

Total Assets: $2.6 billion

Investment Portfolio: $2.5 billion

Net Assets: $1.4 billion

Net Asset Value per share: $10.15

Portfolio Activity for the Quarter Ended June 30, 2009:

Net investments made during the quarter: $61 million

Net investments sold during the quarter: $70 million

Operating Results for the Quarter Ended June 30, 2009 (in thousands, except per share amounts):

Net investment income: $49,330

Net realized and unrealized gains: $35,145

Net increase in net assets from operations: $84,475

Net investment income per share: $0.35

Net realized and unrealized gains per share: $0.24

Earnings per share: $0.59

Conference Call/Webcast at 11:00 a.m. ET on August 7, 2009

The company will host a conference call at 11:00 a.m. (Eastern Time) on Friday, August 7, 2009 to discuss its results for the first quarter. All interested parties are welcome to participate. You can access the conference call by dialing (888) 802-8579 approximately 5-10 minutes prior to the call. International callers should dial (973) 633-6740. All callers should reference Apollo Investment Corporation. Following the call you may access either an archived telephone replay or audio webcast of the call. An archived telephone replay will be available through August 21, 2009 by calling (800) 642-1687. International callers please dial (706) 645-9291. For all replays, please reference pin # 19786762. To access a replay of the audio webcast please visit the Events Calendar in the Investor Relations section of our website at www.apolloic.com; the replay will be available the afternoon of August 7, 2009.

Portfolio and Investment Activity

During the three months ended June 30, 2009, we invested $61.0 million across 4 existing portfolio companies. This compares to investing $184.7 million in 6 new and 8 existing portfolio companies for the three months ended June 30, 2008. Investments sold or prepaid during the three months ended June 30, 2009 totaled $70.4 million versus $89.1 million for the three months ended June 30, 2008.

At June 30, 2009, our net portfolio consisted of 72 portfolio companies and was invested 26% in senior secured loans, 58% in subordinated debt, 3% in preferred equity and 13% in common equity and warrants measured at fair value versus 74 portfolio companies invested 23% in senior secured loans, 54% in subordinated debt, 7% in preferred equity and 16% in common equity and warrants at June 30, 2008.

The weighted average yields on our senior secured loan portfolio, subordinated debt portfolio and total debt portfolio at our current cost basis were 7.9%, 13.4% and 11.8%, respectively, at June 30, 2009. At June 30, 2008, the yields were 9.7%, 12.9%, and 12.0%, respectively.

Since the initial public offering of Apollo Investment Corporation in April 2004 and through June 30, 2009, invested capital totals $5.6 billion in 124 portfolio companies. Over the same period, Apollo Investment completed transactions with more than 85 different financial sponsors.

RESULTS OF OPERATIONS

Results comparisons are for the three months ended June 30, 2009 and June 30, 2008.

Investment Income

For the three months ended June 30, 2009 and June 30, 2008, gross investment income totaled $82.6 million and $91.0 million, respectively. The decrease in gross investment income from the June 2008 quarter to the June 2009 quarter was primarily due to two main factors: the reduction of the size of the income producing portfolio year over year and the reduction in the yield of the overall income producing portfolio on a year over year basis with LIBOR decreasing over 200 basis points. Origination, closing and/or commitment fees associated with investments in portfolio companies are accreted into interest income over the respective terms of the applicable loans.

Expenses

Net operating expenses totaled $33.2 million and $44.6 million, respectively, for the three months ended June 30, 2009 and June 30, 2008, of which $25.1 million and $27.6 million, respectively, were base management fees and performance-based incentive fees and $5.1 million and $13.9 million, respectively, were interest and other credit facility expenses. Of these net operating expenses, general and administrative expenses totaled $3.1 million and $3.1 million, respectively, for the three months ended June 30, 2009 and June 30, 2008. Net expenses consist of base investment advisory and management fees, insurance expenses, administrative services fees, legal fees, directors’ fees, audit and tax services expenses, and other general and administrative expenses. The decrease in net expenses from the June 2008 quarter to the June 2009 quarter was primarily related to the decrease in the weighted average interest expense on our revolving credit facility on a year over year basis. This decrease in weighted average interest expense is due primarily to LIBOR decreasing over 200 basis points.

Net Investment Income

The Company’s net investment income totaled $49.3 million and $46.3 million, or $0.35, and $0.35, on a per average share basis, respectively, for the three months ended June 30, 2009 and June 30, 2008.

Net Realized Losses

The Company had investment sales and prepayments totaling $70.4 million and $89.1 million, respectively, for the three months ended June 30, 2009 and June 30, 2008. Net realized losses for the three months ended June 30, 2009 and June 30, 2008 were $98.2 million and $29.8 million, respectively.

Net Unrealized Appreciation (Depreciation) on Investments, Cash Equivalents and Foreign Currencies

For the three months ended June 30, 2009 and June 30, 2008, net change in unrealized appreciation (depreciation) on the Company’s investments, cash equivalents, foreign currencies and other assets and liabilities totaled $133.4 million and $55.3 million, respectively. A net decrease in unrealized depreciation was recognized for the quarter ended June 30, 2009. This change in unrealized appreciation (depreciation) was primarily due to improving capital market conditions and net changes in specific portfolio company fundamentals.

Net Increase in Net Assets From Operations

For the three months ended June 30, 2009 and June 30, 2008, the Company had a net increase in net assets resulting from operations of $84.5 million and $71.8 million, respectively. The earnings per share were $0.59 and $0.55 for the three months ended June 30, 2009 and June 30, 2008, respectively.

LIQUIDITY AND CAPITAL RESOURCES

The Company’s liquidity and capital resources are generated and generally available through periodic follow-on equity offerings, through its senior secured, multi-currency $1.7 billion, five-year, revolving credit facility maturing in April 2011, through investments in special purpose entities in which we hold and finance particular investments on a non-recourse basis, as well as from cash flows from operations, investment sales of liquid assets and prepayments of senior and subordinated loans and income earned from investments and cash equivalents. At June 30, 2009, the Company had $1.07 billion in borrowings outstanding and $0.63 billion of unused capacity. In the future, the Company may raise additional equity or debt capital off its shelf registration, among other considerations. The primary use of funds will be investments in portfolio companies, cash distributions to our stockholders, reductions in debt outstanding and other general corporate purposes.

APOLLO INVESTMENT CORPORATION

STATEMENTS OF ASSETS AND LIABILITIES

(in thousands, except per share amounts)

	June 30, 2009 (unaudited)	March 31, 2009
Assets
Non-controlled/non-affiliated investments, at value (cost—$2,970,674 and $3,056,709, respectively)	$2,380,320	$2,319,815
Controlled investments, at value (cost—$330,181 and $326,777, respectively)	134,879	126,083
Cash	4,620	5,914
Foreign currency (cost—$496 and $694, respectively)	496	693
Interest receivable	34,946	42,461
Dividends receivable	48,919	48,295
Miscellaneous income receivable	—	51
Receivable from investment adviser	—	393
Prepaid expenses and other assets	3,906	4,934

Total assets	$2,608,086	$2,548,639

Liabilities
Credit facility payable	$1,071,899	$1,057,601
Dividends payable	36,978	36,978
Payable for investments purchased	26,400	27,555
Management and performance-based incentive fees payable	25,054	25,314
Interest payable	503	711
Accrued administrative expenses	2,193	1,547
Other liabilities and accrued expenses	1,424	2,795

Total liabilities	$1,164,451	$1,152,501

Net Assets
Common stock, par value $.001 per share, 400,000 and 400,000 common shares authorized, respectively, and 142,221 and 142,221 issued and outstanding, respectively	$142	$142
Paid-in capital in excess of par	2,352,205	2,352,205
Undistributed net investment income	108,526	96,174
Accumulated net realized loss	(219,046)	(120,811)
Net unrealized depreciation	(798,192)	(931,572)

Total Net Assets	$1,443,635	$1,396,138

Total liabilities and net assets	$2,608,086	$2,548,639

Net Asset Value Per Share	$10.15	$9.82

APOLLO INVESTMENT CORPORATION

STATEMENTS OF OPERATIONS (unaudited)

(in thousands, except per share amounts)

	Three months ended
	June 30, 2009	June 30, 2008
INVESTMENT INCOME:
From non-controlled/non-affiliated investments:
Interest	$75,297	$84,975
Dividends	3,236	3,335
Other Income	1,269	197
From controlled investments:
Dividends	2,759	2,452

Total Investment Income	82,561	90,959

EXPENSES:
Management fees	$12,722	$16,022
Performance-based incentive fees	12,332	11,578
Interest and other credit facility expenses	5,068	13,917
Administrative services expense	1,309	1,868
Other general and administrative expenses	1,800	1,347

Total expenses	33,231	44,732
Expense offset arrangement	—	(86)

Net expenses	33,231	44,646

Net investment income	$49,330	$46,313

REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS, CASH EQUIVALENTS AND FOREIGN CURRENCIES:
Net realized loss:
Investments and cash equivalents	(98,078)	(29,230)
Foreign currencies	(157)	(588)

Net realized loss	(98,235)	(29,818)

Net change in unrealized gain (loss):
Investments and cash equivalents	151,835	54,889
Foreign currencies	(18,455)	456

Net change in unrealized gain (loss)	133,380	55,345

Net realized and unrealized gain (loss) from investments, cash equivalents and foreign currencies	35,145	25,527

NET INCREASE IN NET ASSETS RESULTING FROM OPERATIONS	$84,475	$71,840

EARNINGS PER SHARE	$0.59	$0.55

About Apollo Investment Corporation

Apollo Investment Corporation is a closed-end, externally managed, non-diversified management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. The Company’s investment portfolio is principally in middle-market private companies. From time to time, the Company may also invest in public companies as well as public companies whose securities are thinly traded. The Company invests primarily in senior secured loans and mezzanine loans and equity in furtherance of its business plan. Apollo Investment Corporation is managed by Apollo Investment Management, L.P., an affiliate of Apollo Management, L.P., a leading private equity investor.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties, including, but not limited to, statements as to our future operating results; our business prospects and the prospects of our portfolio companies; the impact of investments that we expect to make; the dependence of our future success on the general economy and its impact on the industries in which we invest; the ability of our portfolio companies to achieve their objectives; our expected financings and investments; the adequacy of our cash resources and working capital; and the timing of cash flows, if any, from the operations of our portfolio companies.

We may use words such as “anticipates,” “believes,” “expects,” “intends”, “will”, “should,” “may” and similar expressions to identify forward-looking statements. Such statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations. Undue reliance should not be placed on such forward-looking statements as such statements speak only as of the date on which they are made. We do not undertake to update our forward-looking statements unless required by law.

CONTACT: Richard L. Peteka of Apollo Investment Corporation, (212) 515-3488